Exhibit 1A-2E

MERGER AGREEMENT

ADGS Advisory, Inc. (“ADGS”)

- and -

Quality Online Education Group Inc. (“QOEG”)

MERGER AGREEMENT

August 31, 2020

MERGER AGREEMENT

MEMORANDUM OF AGREEMENT made as of the August 31, 2020

Between:

ADGS Advisory, Inc.,

a corporation existing under the laws of the State of Delaware

(hereinafter referred to as “ADGS”)

- and -

Quality Online Education Group Inc.,

a corporation existing under the laws of the Province of Ontario, Canada;

(hereinafter referred to as “QOEG”)

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1 DEFINITIONS

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“Acquisition Proposal” means any proposal or offer with respect to any merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid, purchase of all or any material assets of, or any purchase of more than 20% of the equity (or rights thereto) of, or similar transactions involving, QOEG or any QOEG Material Subsidiary, excluding the Arrangement;

“Action” means any action, claim, suit, litigation, demand, cause of action, charge, complaint, arbitration or other proceeding;

“ADGS” means ADGS Advisory, Inc., a corporation existing under the laws of the State of Delaware, and any successor corporation thereto;

“ADGS Common Shares” means the shares of common stock, US$0.0001 par value, of ADGS;

“ADGS Elected Shares” means any QOEG Common Share (other than a QOEG Common Share held by ADGS or any affiliate thereof) that the holder thereof shall have elected to transfer to Callco for a ADGS Common Share and certain ancillary rights;

“ADGS Meeting” means the ordinary general and extraordinary meeting of ADGS Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable laws to consider the ADGS Resolution as well as other matters to be considered at ADGS’s ordinary general meeting;

“ADGS Resolution” means the resolution of the ADGS Shareholders to increase the ADGS share capital in order to implement the Arrangement described Section 2 in this Agreement;

“ADGS Shareholders” means the holders of ADGS Shares;

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person;

“Arrangement” means an arrangement described in Section 2 in this Agreement;

“Business Day” means any day on which commercial banks are generally open for business in New York, New York and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in New York, New York under the laws of the State of New York or the federal laws of the United States of America;

“CBCA” means the Canada Business Corporations Act, as amended;

“Callco” means Quality Online Callco Inc., a corporation existing under the laws of the Province of Ontario, Canada, which, at the time of the consummation of the Arrangement described in Section 2 in this Agreement, will be a direct or indirect wholly-owned subsidiary of ADGS;

“Canadian Resident” means a resident of Canada for purposes of the ITA and includes a partnership any member of which is a resident of Canada for purposes of the ITA;

“Candian Tax Act” means the Income Tax Act (Canada), as amended;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 2.3(c) of this Agreement;

“Effective Date” means the date of the consummation of the Arrangement;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exchange Ratio” means 58.8713;

“Exchangeable Elected Shares” means any QOEG Common Share (other than a QOEG Common Share held by ADGS or any affiliate thereof) that the holder thereof shall have elected to transfer to QOEG for an Exchangeable Share and certain ancillary rights;

“Exchangeable Shares” means the non-voting exchangeable shares will be set up and issued in QOEG, having the rights, privileges, restrictions and conditions set out in the Exchangeable Shares Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Schedule A in this Agreement;

“Exchangeable Share Support Agreement” means an agreement to be made between ADGS, Exchangeco and Calico substantially in the form of Schedule B hereto, with such changes thereto as the parties hereto may agree;

“Exchangeco” means Quality Online Education Group Inc., a corporation existing under the laws of the Province of Ontario, Canada, being a direct subsidiary of Callco, and being an indirect subsidiary of ADGS. In this case, Exchangeco will also be QOEG after the reorganization of QOEG;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“including” means including without limitation;

“Intellectual Property” means all federal, state, provincial, foreign and multinational intellectual and industrial property rights, including without limitation, all (i) patents; (ii) copyrights; (iii) trademarks and service marks, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) trade secrets; and (v) all registrations, applications, and recordings related to the foregoing;

“ITA” means the Income Tax Act (Canada), as amended;

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body (including the Applicable Exchanges) or self-regulatory authority, and the term “applicable” with respect to those Laws and in the context that refers to one or more Persons, means that those Laws apply to that Person or Persons or its or their business, undertaking, property or securities;

“Material Adverse Change” when used in connection with ADGS or QOEG, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to the Canadian or United States’ economy or securities markets in general or (ii) relating to any change in the trading price of the QOEG Common Shares or ADGS Common Shares, respectively, related to the Arrangement or unrelated to any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of QOEG or ADGS, as the case may be, and its subsidiaries taken as a whole;

“Material Adverse Effect” when used in connection with ADGS or QOEG, means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole;

“Material Fact” shall have the meaning ascribed thereto under the Securities Act;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Entity, syndicate or other entity, whether or not having legal status;

“QOEG” means Quality Online Education Group Inc., a corporation existing under the laws of the Province of Ontario, Canada;

“QOEG Common Shares” means the common shares in the capital of QOEG;

“QOEG Election Deadline” means 5:00 p.m. (local time) on the date which is two Business Days after the date of the QOEG Meeting;

“QOEG Meeting” means the special meeting of holders of QOEG Common Shares, including any adjournment thereof, to be called to consider the Arrangement or written consent in lieu of the meeting;

“QOEG Resolution” means the special resolution of the holders of QOEG Common Shares;

“QOEG Shareholder” means a registered holder of QOEG Common Shares;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate, and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax;

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “Schedule” followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 CURRENCY

Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States.

1.4 NUMBER, ETC.

Unless the context otherwise requires, words importing the singular shall include the plural and VICE VERSA and words importing any gender shall include all genders.

1.5 DATE FOR ANY ACTION

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 ENTIRE AGREEMENT

This Agreement, the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement.

1.7 SCHEDULES

The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part here of:

Schedule A - Exchangeable Shares Provision

Schedule B - Support Agreement

Schedule C - Retraction Request

1.8 ACCOUNTING MATTERS

Unless otherwise stated, all accounting terms used in this Agreement in respect of any party shall have the meanings attributable thereto under generally accepted accounting principles applicable to such party’s published financial statements and all determinations of an accounting nature in respect of any party required to be made shall be made in a manner consistent with generally accepted accounting principles applicable to such party’s published financial statements and past practice.

1.9 KNOWLEDGE

Each reference herein to the knowledge of a party means, unless otherwise specified, the actual knowledge of such party’s senior officers after due reasonable inquiry.

ARTICLE 2

GENERAL MATTERS REGARDING THE ARRANGEMENT

2.1 IMPLEMENTATION STEPS BY QOEG

QOEG covenants in favour of ADGS that QOEG shall:

(a) subject to the terms of this Agreement, as soon as reasonably practicable, convene and hold the QOEG Board of Directors Meeting and Shareholder Meeting for the purpose of considering the QOEG Resolution;

(b) except as required for quorum purposes, not postpone or cancel (or propose for adjournment, postponement or cancellation) the QOEG Board of Directors Meeting and Shareholder Meeting without ADGS’s prior written consent except as required by Laws or required by the QOEG Shareholders;

(c) amend the articles of QOEG to create the Exchangeable Shares prior to the Effective Time;

(d) subject to obtaining the approval by the QOEG Board of Directors Meeting, as well as Shareholder Meeting, on the Closing Date, QOEG shall execute the Support Agreement; and

(e) use reasonable best efforts to implement each of the matters contemplated by the QOEG Resolution.

2.2 IMPLEMENTATION STEPS BY ADGS

ADGS covenants in favour of QOEG that ADGS shall:

(a) subject to the terms of this Agreement, as soon as reasonably practicable, convene and hold the ADGS Board of Directors Meeting and Shareholder Meeting for the purpose of considering the ADGS Resolution;

(b) except as required for quorum purposes, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the ADGS Board of Directors Meeting and Shareholder Meeting without QOEG’s prior written consent except as required by Laws or required by the ADGS Shareholders;

(c) incorporate and organize Callco under the laws of Canada;

(d) subject to obtaining the approval by the ADGS Board of Directors Meeting, as well as Shareholder Meeting, on the Closing Date, ADGS shall execute the Exchangeable Share Support Agreement; and

(e) use reasonable best efforts to implement each of the matters contemplated by the ADGS Resolution.

2.3 THE ARRANGEMENT

(a) The Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order and be effective at the time stated, in each case without any further act or formality.

The outstanding QOEG Common Shares held by each holder other than, QOEG Common Shares held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its QOEG Common Shares (as determined in accordance with Section 2.3(c)), and QOEG Common Shares held by ADGS or any Affiliate thereof, shall be exchanged by the holder thereof for at the holder’s option:

(i) each Exchangeable Elected Share will be transferred by the holder thereof to QOEG in exchange for that number of fully paid and non-assessable and Non-voting QOEG Exchangeable Shares equal to the Exchange Ratio; and the name of each such holder will be removed from the register of holders of QOEG Common Shares and added to the register of holders of QOEG Exchangeable Shares;

(ii) each ADGS Elected Share will be transferred by the holder thereof to Callco in exchange for that number of fully paid and non-assessable ADGS Common Shares equal to the Exchange Ratio; and the name of each such holder will be removed from the register of holders of QOEG Common Shares and added to the register of holders of ADGS Common Shares.

(b) Adjustment to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ADGS Common Shares or QOEG Common Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to ADGS Common Shares or QOEG Common Shares occurring after the date of the Merger Agreement and prior to the Effective Time.

(c) Rights of Dissent. Holders of QOEG Common Shares may exercise rights of dissent with respect to such shares; provided that, the written objection to the QOEG Shareholders Resolution received by QOEG not later than 5:00 p.m. (Toronto time) on the Business Day preceding the QOEG Shareholders Meeting. Holders of QOEG Common Shares who duly exercise such rights of dissent and who:

(i) are ultimately determined to be entitled to be paid fair value for their QOEG Common Shares, shall be deemed to have transferred such QOEG Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances, to QOEG and such shares shall be cancelled as of the Effective Time; or

(b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their QOEG Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of QOEG Common Shares and shall receive the appropriate Exchangeable Shares that are in turn exchanged for shares of ADGS Common Stock;

but in no case shall ADGS, Callco, QOEG or any other Person be required to recognize such holders as holders of QOEG Common Shares after the Effective Time and the names of such holders of QOEG Common Shares shall be deleted from the register of shareholders of QOEG Common Shares at the Effective Time.

2.4 CERTAIN RIGHTS

The Liquidation Call Right and the Redemption Call Right of Callco, as well as the Retraction Call Right of Holders of Exchangeable Shares are described in Schedule A attached to this Agreement.

2.5 SECURITIES COMPLIANCE

ADGS shall use its reasonable best efforts to obtain all orders required from the applicable Canadian securities regulatory authorities to permit the issuance and first resale of the (i) Exchangeable Shares issued pursuant to the Arrangement, and (ii) the ADGS Common Shares provided from time to time upon exchange of the Exchangeable Shares, in each case without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” of ADGS or QOEG for purposes of Canadian federal, provincial or territorial securities Laws);

2.6 PREPARATION OF FILINGS

(a) ADGS and QOEG shall use their reasonable best efforts to cooperate in the preparation, seeking and obtaining of all circulars, filings, consents, Regulatory Approvals and other approvals and other matters in connection with this Agreement, provided, however, that, with respect to Canadian or U.S. federal, provincial, state or territorial qualifications, ADGS shall not be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where it is not now so subject, except as to matters and transactions arising solely from the exchange of the Exchangeable Shares and the provision of the ADGS Common Shares;

(b) Each of ADGS and QOEG shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the Actions and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF QOEG

QOEG represents and warrants to and in favour of ADGS as follows and acknowledges that ADGS is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization.

(i) Each of QOEG and the QOEG Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted, except, in the case of the QOEG Material Subsidiaries, where the failure to be so incorporated or formed or subsisting or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on QOEG. All of the outstanding shares and other ownership interests of the QOEG Material Subsidiaries which are held directly or indirectly by QOEG are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by QOEG, free and clear of all material liens, claims or encumbrances, or pursuant to restrictions on transfers contained in articles or similar documents, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the QOEG Material Subsidiaries;

(ii) Neither QOEG nor any QOEG Material Subsidiary has any minority interest in any other corporation or entity which minority interest is material in relation to the consolidated financial position of QOEG;

(b) Capitalization. As of the close of business on August 31, 2020, the authorized capital of QOEG was an unlimited number of QOEG Common Shares issuable in Series. As of the close of business on August 31, 2020, there were outstanding 44,747,337 QOEG Common Shares. No options or awards have been or will be made under the QOEG Key Employee Executive Plan. Except as described in the preceding sentences of this Section 3.1(b) and in Section 3.1(a), there are no options, warrants, securities, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating QOEG or any QOEG Material Subsidiary to issue or sell any shares of QOEG or any of the QOEG Material Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of QOEG or any QOEG Material Subsidiary. All outstanding QOEG Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of QOEG or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the QOEG Common Shares on any matter. Except as has been set forth in writing by QOEG to ADGS in a form acceptable to ADGS, there are no outstanding contractual obligations of QOEG or any of the QOEG Material Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the QOEG Material Subsidiaries.

(c) Authority and No Violation.

(i) QOEG has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by QOEG and the consummation by QOEG of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby, other than:

(A) with respect to the QOEG Meeting and other matters relating solely thereto, the approval of the Board of Directors of QOEG; and

(B) with respect to the completion of the Arrangement, the requisite approval of the QOEG Shareholders;

(ii) This Agreement has been duly executed and delivered by QOEG and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity;

(iii) The Board of Directors of QOEG has (A) determined as of the date hereof unanimously that this Agreement is fair to the holders of the QOEG Common Shares and is in the best interests of QOEG, (B) Authorized and approved this Agreement, the transactions contemplated hereby and thereby; and (C) resolved to recommend approval and adoption of this Agreement by its shareholders at the QOEG Meeting;

(iv) The approval of this Agreement, the execution and delivery by QOEG of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated thereby, will not, except as disclosed in writing by QOEG to ADGS in a form acceptable to ADGS:

(A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(I) its or any QOEG Material Subsidiary’s certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement;

(II) any Laws, judgement or decree (subject to obtaining the Regulatory Approvals relating to QOEG), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgement or decree would not, individually or in the aggregate, have a Material Adverse Effect on QOEG; or

(III) except as would not, individually or in the aggregate, have a Material Adverse Effect on QOEG, any contract, agreement, license, franchise or permit to which QOEG or any subsidiary is party or by which it is bound or subject or is the beneficiary;

(B) give rise to any right of termination or acceleration of indebtedness of QOEG or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of QOEG or any subsidiary to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on QOEG;

(C) except as would not, individually or in the aggregate, have a Material Adverse Effect on QOEG, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any QOEG Material Subsidiary;

(D) except as would not, individually or in the aggregate, have a Material Adverse Effect on QOEG, restrict, hinder, impair or limit the ability of QOEG or any QOEG Material Subsidiary to carry on the business of QOEG or any QOEG Material Subsidiary as and where it is now being carried on; or

(E) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of QOEG or any subsidiary or increase any benefits otherwise payable under any QOEG Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options;

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by QOEG and its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by QOEG of the transactions contemplated hereby other than (A) any approvals required by the Interim Order (if applicable), (B) the Final Order (if applicable), (C) filings with the Director under the CBCA, (D) the Regulatory Approvals relating to QOEG and (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in writing by QOEG to ADGS in a form acceptable to ADGS or which, if not obtained, would, individually or in the aggregate, have a Material Adverse Effect on QOEG.

(d) No Defaults. Subject to obtaining the Regulatory Approvals relating to QOEG, neither QOEG nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on QOEG.

(e) Absence of Certain Changes or Events. Since June 30, 2020 through to the date hereof, each of QOEG and QOEG Material Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice (except in connection with the transactions contemplated in this Agreement) and there has not occurred a Material Adverse Change with respect to QOEG (which has not been cured).

(f) Employment Matters.

(i) Neither QOEG nor any QOEG Material Subsidiary is a party to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer, other than any common law obligations of reasonable notice of termination or pay in lieu thereof and any statutory obligations;

(ii) QOEG or its subsidiaries are not subject to any collective bargaining agreements, and there are no current, pending or, to the knowledge of QOEG, threatened strikes or lockouts at QOEG or any QOEG Material Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on QOEG;

(iii) Neither QOEG nor any QOEG Material Subsidiary is subject to any litigation, actual or, to the knowledge of QOEG, threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or such litigation as would, individually or in the aggregate, not have a Material Adverse Effect on QOEG;

(iv) QOEG and all QOEG Material Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of QOEG, threatened proceedings before any board or tribunal with respect to any of the above areas, other than as has been set forth in writing by QOEG to ADGS in a form acceptable to ADGS or where the failure to so operate or such proceedings would, individually or in the aggregate, not have a Material Adverse Effect on QOEG; and

(v) Except as has been set force in writing by QOEG to ADGS, in a form acceptable to ADGS, there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of QOEG or any QOEG Material Subsidiary.

(g) Financial Statements; Contingent Liabilities. The unaudited consolidated financial statements for QOEG as at and for each of the 12-month periods ended on Dec. 31, 2018 and 2019 and the unaudited consolidated financial statements for the 3-month and 6-month periods ended Mar. 31 and June 30, 2020 have been prepared in accordance with Canadian generally accepted accounting principles (subject, in the case of such unaudited financial statements, to the absence of notes and to usual and non-material year-end adjustments), and such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of QOEG and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such unaudited financial statements, to usual and non-material year-end adjustments. Such financial statements have also been reconciled to U.S. generally accepted accounting principles in accordance with the applicable requirements of the SEC. Except as set forth in the QOEG Documents filed prior to the date here of, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the QOEG Documents, neither QOEG nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on QOEG.

(h) Books and Records. The financial books, records and accounts of QOEG and its subsidiaries, in all material respects, (i) have been maintained in accordance with Canadian generally accepted accounting principles on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of QOEG and its subsidiaries and (iii) accurately and fairly reflect the basis for the QOEG consolidated financial statements. QOEG’s and the QOEG Material Subsidiaries’ corporate minute books contain minutes of all meetings and resolutions of the directors and shareholders held, and full access thereto has been provided to ADGS.

(i) Litigation, Etc. As of the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the knowledge of QOEG, threatened against QOEG or any QOEG Material Subsidiary before any court or Governmental Entity that would reasonably be expected to have a Material Adverse Effect on QOEG or to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither QOEG nor any QOEG Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgement, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on QOEG or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. QOEG and the QOEG Material Subsidiaries are not subject to any warranty, negligence, performance or other claims or disputes or potential claims or disputes in respect of products or services currently being delivered or previously delivered, and to their knowledge there are no events or circumstances which could reasonably be expected to give rise to any such claims or disputes or potential claims or disputes, in each case which could reasonably be expected to have a Material Adverse Effect on QOEG.

(j) Tax Matters.

(i) QOEG and each of the QOEG Material Subsidiaries have timely filed, or caused to be timely filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects), and have timely paid, or caused to be timely paid, all material amounts of Taxes shown to be due and payable thereon, and QOEG’s most recently published financial statements contain an adequate provision in accordance with Canadian generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. QOEG and each of the QOEG Material Subsidiaries have made adequate provision in accordance with Canadian generally accepted accounting principles in their books and records for any material amounts of Taxes accruing in respect of any accounting period which has ended subsequent to the period covered by such financial statements. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. QOEG and its subsidiaries have withheld from all payments made by them, or otherwise collected, all material amounts in respect of Taxes required to be withheld therefrom or collected by them, and have remitted same to the applicable Governmental Entity within the required time periods. Neither QOEG nor any of its subsidiaries has any liability for the Taxes of any other Person;

(ii) Neither QOEG nor any QOEG Material Subsidiary has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed, and no waivers of statutes of limitations, or objections to any assessments or reassessments, have been given or requested or made with respect to QOEG or any QOEG Material Subsidiary. Neither QOEG nor any QOEG Material Subsidiary has received any written notice from any taxing authority to the effect that any Tax Return is being examined. To the best of the knowledge of QOEG, there are no proposed in writing (but unassessed) additional Taxes involving a material amount of Taxes and none has been asserted in writing. No Tax liens have been filed for material amounts of Taxes other than for Taxes not yet due and payable. Neither QOEG nor any of the QOEG Material Subsidiaries is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person (other than QOEG or any of its subsidiaries) pursuant to which QOEG or any of the QOEG Material Subsidiaries has or could have any material liabilities in respect of Taxes, other than any liability arising under an agreement providing for the sale or other disposition of property by QOEG or any of the QOEG Material Subsidiaries. Neither QOEG nor any QOEG Material Subsidiary has received a refund of any Taxes to which it was not entitled;

(iii) “Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Ontario Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing;

(iv) For purposes of this Section 3.1(j), the term “material amount of Taxes” shall mean an amount of Taxes that is material to QOEG and its subsidiaries taken as a whole.

(k) Pension and Employee Benefits and Employment.

(i) “QOEG Plan” shall mean each employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock option, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, incentive compensation, stock appreciation, restricted stock, phantom stock, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, death benefit or other plan, program, policy or arrangement and each collective bargaining agreement providing benefits to any current or former directors, officers, employees or consultants of QOEG or any of its subsidiaries (“QOEG Employees”), pursuant to which QOEG or any of its subsidiaries has any current or future liabilities.

(ii) With respect to each QOEG Plan, no liability has been incurred and there exists no condition or circumstances in connection with which QOEG or any of its subsidiaries could be subject to any liability that would, individually or in the aggregate, have a Material Adverse Effect on QOEG, in each case under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or any other applicable law, rule or regulation.

(iii) As of the date of this Agreement, there is no labor dispute, strike or work stoppage against QOEG or any of its subsidiaries pending or, to the knowledge of QOEG, threatened which may interfere with the business activities of QOEG or any of its subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect on QOEG.

(1) Compliance with Laws. QOEG and the QOEG Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgements and decrees other than non compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on QOEG. Without limiting the generality of the foregoing, all securities of QOEG (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(m) Licenses, Etc. QOEG and each QOEG Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licenses, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would individually or in the aggregate not have a Material Adverse Effect on QOEG.

(n) Registration Rights. No holder of securities issued by QOEG has any right to compel QOEG to register or otherwise qualify such securities for public sale in Canada or the United States.

(o) Intellectual Property. QOEG has set forth in writing in a form acceptable to ADGS a complete and accurate list of all registered trade-marks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor of QOEG or its subsidiaries (“QOEG IP”). Except as disclosed in writing in a form acceptable to ADGS, none of QOEG nor its subsidiaries has received written notice or is aware that its use of QOEG IP infringes upon or breaches the industrial or intellectual property rights of any other Person in any material respect. Except as disclosed in writing in a form acceptable to ADGS, QOEG has not commenced legal proceedings relating to an infringement by any Person of the QOEG IP. QOEG, to its knowledge, has or has rights to use all of the intellectual property necessary to conduct the business of QOEG as currently carried on except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on QOEG.

(p) Non-Arm’s Length Transactions. There are no material contracts, commitments, agreements, arrangements or other transactions between QOEG or any of its subsidiaries, on the one hand, and any (i) officer or director of QOEG or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of QOEG or (iii) affiliate of any such officer, director or beneficial owner, on the other hand, except for contracts, commitments, agreements, arrangements or other transactions that are either on arm’s length terms or, to the extent not on arm’s length terms, would not, individually or in the aggregate, have a Material Adverse Effect on QOEG.

(q) Insurance. QOEG has provided or made available to ADGS true, correct and complete copies of all material policies of insurance to which each of QOEG and its subsidiaries are a party or are a beneficiary or named insured. QOEG and its subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of QOEG and its subsidiaries (taking into account the cost and availability of such insurance).

3.2 Representations and Warranties of ADGS

ADGS represents and warrants to and in favour of QOEG as follows and acknowledges that QOEG is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization. ADGS has been duly incorporated or formed under applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares and other ownership interests of the ADGS Material Subsidiaries which are held directly or indirectly by ADGS are owned directly or indirectly by ADGS, free and clear of all material liens, claims or encumbrances, except as has been set forth in writing by ADGS to QOEG in a form acceptable to QOEG or pursuant to restrictions on transfers contained in articles or similar documents.

(b) Capitalization. As of the close of business on August 31, 2020, the authorized issued capital of ADGS consists of (i) 200,000,000 ADGS shares of common stock, US$0.0001 par value; and (ii) 2,000,000 ADGS shares of Preferred A Stock, US$0.0001 par value. As of the close of business on August 31, 2020, there were outstanding (i) 39,204,789 ADGS shares of common stock, and (ii) 1,000,000 ADGS shares of Preferred A Stock. No options or awards have been or will be made under the ADGS Key Employee Executive Plan. Except as described in the preceding sentences of this Section 3.2(b) and in Section 3.2(a), there are no options, warrants, securities, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating ADGS or any ADGS Material Subsidiary to issue or sell any shares of ADGS or any of the ADGS Material Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of ADGS or any ADGS Material Subsidiary. All outstanding ADGS Common Shares and Preferred Shares have been duly authorized and are validly issued and outstanding as fully paid and non assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of ADGS or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the ADGS Common Shares on any matter. Except as has been set forth in writing by ADGS to QOEG in a form acceptable to QOEG, there are no outstanding contractual obligations of ADGS or any of the ADGS Material Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the ADGS Material Subsidiaries.

(c) Authority and No Violation.

(i) ADGS has the requisite corporate power and authority to enter into this Agreement and the Support Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation by ADGS of the transactions contemplated by this Agreement has been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the Support Agreement or the transactions contemplated hereby or thereby, other than:

(A) with respect to the ADGS Meeting and other matters relating solely thereto; and

(B) with respect to the ADGS Resolution, the approval thereof by not less than two-thirds of the votes cast by the applicable shareholders;

(ii) This Agreement has been duly executed and delivered by ADGS and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity. The Support Agreement will be duly executed and delivered by each of ADGS and its subsidiaries who will be party thereto and, when so executed and delivered, will constitute their respective legal, valid and binding obligations, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity;

(iii) The Board of Directors of ADGS has (A) determined as of the date hereof unanimously that the Agreement is fair to the holders of the ADGS Common Shares and is in the best interests of ADGS, (B) Authorized and approved this Agreement, the transactions contemplated hereby and thereby; and (C) resolved to recommend approval and adoption of this Agreement by its shareholders at the ADGS Meeting;

(iv) The approval of this Agreement and the Support Agreement, the execution and delivery by ADGS and each of its subsidiaries who will be party thereto of this Agreement, the Support Agreement and the performance by each of them of their respective obligations hereunder and thereunder and the completion the transactions contemplated thereby, will not, subject to obtaining the Regulatory Approvals:

(A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(I) its or any ADGS Material Subsidiary’s certificate of incorporation, articles, by laws or other charter documents;

(II) any Laws, judgement or decree (subject to obtaining the Regulatory Approvals relating to ADGS), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgement or decree would not, individually or in the aggregate, have a Material Adverse Effect on ADGS; or

(III) any contract, agreement, license, franchise or permit to which ADGS or any ADGS Material Subsidiary is party or by which it is bound or subject or is the beneficiary;

(B) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity, or cause any available credit to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on ADGS;

(C) except as would not, individually or in the aggregate, have a Material Adverse Effect on ADGS, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any ADGS Material Subsidiary; or

(D) except as would not, individually or in the aggregate, have a Material Adverse Effect on ADGS, restrict, hinder, impair or limit the ability of ADGS or any ADGS Material Subsidiary to carry on business of ADGS or any ADGS Material Subsidiary as and where it is now being carried on;

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by ADGS in connection with the execution and delivery of this Agreement and the Support Agreement or the consummation by ADGS of the transactions contemplated hereby or thereby other than (A) the Regulatory Approvals relating to ADGS (if applicable), (B) any filings required in connection with the creation (if applicable) and issue of the ADGS Common Shares, (C) any approval required in connection with the amendment to the articles of Exchangeco or QOEG to create the Exchangeable Shares and (D) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in writing by ADGS to QOEG in a form acceptable to QOEG or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on ADGS.

(d) No Defaults. Subject to obtaining the Regulatory Approvals relating to ADOS, neither ADGS nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on ADGS.

(e) Absence of Certain Changes or Events. Since June 30, 2020 through to the date hereof, ADGS and each ADGS Material Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice (except in connection with the transactions contemplated in this Agreement) and there has not occurred a Material Adverse Change with respect to ADGS (which has not been cured).

(t) Financial Statements; Contingent Liabilities. The unaudited consolidated financial statements for ADGS as at and for each of the 12-month periods ended December 31, 2017, 2018, and 2019 and the unaudited consolidated financial statements for the 3-month and 6- month periods ended Mar. 31 and June 30, 2020 have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of ADGS and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except as Publicly Disclosed by ADGS (including on the most recent consolidated balance sheet and the footnotes thereto included in the ADGS Documents Publicly Disclosed by ADGS), ADGS and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of ADGS and its subsidiaries or the footnotes thereto prepared in conformity with U.S. GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities for Taxes and (iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on ADGS.

(g) ADGS Shares. The ADGS Shares to be issued in connection with the Agreement and the ADGS Common Shares to be provided upon the exchange from time to time of the Exchangeable Shares will, in all cases, be duly and validly issued by ADGS on their respective dates of issue as fully paid and non-assessable securities.

(h) Litigation, Etc. There is no claim, action, proceeding or investigation pending or, to the knowledge of ADGS, threatened against ADGS or any ADGS Material Subsidiary before any court or Governmental Entity that would reasonably be expected to have a Material Adverse Effect on ADGS or to prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither ADGS nor any ADGS Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgement, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on ADGS or that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(i) Compliance with Laws. ADGS and the ADGS Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgements and decrees other than non compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on ADGS. Without limiting the generality of the foregoing, all securities of ADGS (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(j) Tax Matters. Neither ADGS nor any of its subsidiaries has taken any action or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the ADGS Transactions.

(k) Exchangeable Shares. The Exchangeable Shares to be issued in connection with the Agreement will be duly and validly issued by Exchangeco on the Effective Date.

(1) ADGS Common Shares. The ADGS Common Shares to be issued pursuant to the Agreement or upon the exchange from time to time of the Exchangeable Shares will, in all cases, be duly and validly issued by ADGS, fully paid and non-assessable and free of pre-emptive rights encumbrances, charges and liens on their respective dates of issue.

3.3 Survival

For greater certainty, the representations and warranties of QOEG and ADGS contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

ARTICLE 4

COVENANTS

4.1 Retention of Goodwill.

During the Pre-Effective Date Period, QOEG will, subject to the fact that a transaction involving its businesses is contemplated hereby, continue to carry on the business of QOEG and its subsidiaries in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article 4. The following provisions of this Article 4 are intended to be in furtherance of this general commitment. Nothing contained in this Agreement shall give ADGS, directly or indirectly, the right to control or direct QOEG’s operations and nothing contained in this Agreement shall give QOEG, directly or indirectly, the right to control or direct ADGS’s operations during the Pre-Effective Date Period. During the Pre-Effective Date Period, each of QOEG and ADGS shall exercise, consistent with, and subject to the limitations provided by, the terms and conditions of this Agreement, complete control and supervision over its operations.

4.2 Consultation

Subject to applicable Laws, QOEG and ADGS agree to consult with each other in making any filings with any Regulatory Authority with respect thereto, to enable the other party to review and comment on all such filings that are significant prior to the release thereof, to consider all such comments reasonably and in good faith, and to provide a copy of each such filing to the other party.

4.3 Covenants Of QOEG

(a) QOEG covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of ADGS to any deviation therefrom, which consent shall not be unreasonably withheld or delayed; (ii) as has been disclosed in writing by QOEG to ADGS in a form acceptable to ADGS on the date hereof; or (iii) with respect to any matter expressly contemplated by this Agreement including the transactions involving the businesses of QOEG and ADGS contemplated hereby; or (iv) with respect to anything required by Laws, QOEG will, and will cause the QOEG Material Subsidiaries to:

(i) carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

(ii) not split, consolidate or reclassify any of the outstanding shares of QOEG nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of QOEG;

(iii) not amend the articles or by-laws of QOEG or materially amend the articles or by laws of any subsidiary;

(iv) not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing in respect of, any shares in QOEG’s capital or of any QOEG Material Subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities or bonds, debentures or other evidences of indebtedness of QOEG or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the QOEG Common Shares, except for (A) transactions between two or more wholly owned QOEG subsidiaries or between a wholly-owned subsidiary of QOEG and QOEG, and (B) the issuance of QOEG Common Shares pursuant to fully vested and duly exercised QOEG Options granted prior to the date hereof (if applicable);

(v) not reorganize, amalgamate or merge QOEG or any of the QOEG Material Subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets or shares of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition on a consolidated basis;

(vi) except with respect to the sale of inventory of QOEG or any subsidiary in the ordinary and regular course of business consistent with past practice, not sell, lease, encumber or otherwise dispose of any material assets (other than relating to transactions between two or more wholly-owned QOEG subsidiaries or between a wholly-owned subsidiary of QOEG and QOEG);

(vii) not, and cause each of the QOEG Material Subsidiaries not:

(A) other than pursuant to existing QOEG Plans, in the case of officers and directors of QOEG or any QOEG Material Subsidiary, establish, adopt, enter into or modify in any material respect any QOEG Plan generally applicable to the employees of QOEG or any QOEG Material Subsidiaries, or grant any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to or any other form of compensation or with respect to any increase of benefits payable to, or make any loan or other financial assistance to, any officers or directors of QOEG or any QOEG Material Subsidiary, in each case other than in the ordinary course of business and consistent with past practice (including upon or in anticipation of any contract expiration); or

(B) other than in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing QOEG Plans, in the case of employees who are not officers or directors of QOEG or any QOEG Material Subsidiary, take any action with respect to the establishment, adoption, entering into or modification of any material respect any QOEG Plan generally applicable to the employees of QOEG or any of its subsidiaries, or grant any material bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or with respect to any material increase of benefits payable, or make any material loans to employees;

(viii) not, and will cause its subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement prior to the Effective Date;

(ix) not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities or warrants or other rights to acquire debt securities of QOEG or any of its subsidiaries, guarantee any debt securities or enter into any “keep well” or other agreement to maintain the financial statement condition of another Person (other than a subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except short-term borrowings in the ordinary course of business consistent with past practice;

(x) not, except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in the financial statements of QOEG and its subsidiaries or as has been disclosed in writing to ADGS by QOEG in a form acceptable to ADGS, which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(xi) use its reasonable commercial efforts (or cause each of its subsidiaries to use reasonable commercial efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xii) incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice;

(xiii) not make any material changes to existing accounting practices relating to QOEG or any subsidiary, except as required by Canadian or U.S. Law, a Government Entity or required by Canadian or U.S. generally accepted accounting principles, or make any material tax election inconsistent with past practice;

(xiv) promptly advise ADOS orally and in writing:

(A) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of QOEG contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B) of any Material Adverse Change in respect of QOEG; and

(C) of any material breach by QOEG of any covenant or agreement contained in this Agreement;

(b) QOEG shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by QOEG or any of its subsidiaries under this Agreement, co-operate with ADOS in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, QOEG shall and where appropriate shall cause its subsidiaries to:

(i) use all reasonable efforts to obtain the requisite approvals of the QOEG Shareholders to the Arrangement Section in this Agreement;

(ii) apply for and use all reasonable efforts to obtain all Regulatory Approvals relating to QOEG or any of its subsidiaries and other approvals, consents or waivers of Governmental Entities required or desirable as soon as practicable in connection with the transactions contemplated by this Agreement and, in doing so, to keep ADOS reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining the Regulatory Approvals and other approvals, consents and waivers, including, but not limited to, (A) consulting with ADGS to the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give ADGS the opportunity to attend and participate in such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement; (B) providing ADOS with copies of all related applications and notifications, in draft form, in order for ADOS to provide its reasonable comments, and (C) providing ADGS with copies of all material correspondence relating to the Regulatory Approvals;

(iii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv) use its reasonable efforts to have lifted or rescinded any injunction or restraining order relating to QOEO or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(v) effect all necessary registrations, filings and submissions of information required by Governmental Entities from QOEG or any of its subsidiaries relating to the Arrangement Section in this Agreement; and

(vi) use its reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by QOEG or a subsidiary in connection with the transactions contemplated by this Agreement from other parties to any material loan agreements, leases or other material contracts;

(c) QOEG shall not, and shall not permit any of its subsidiaries to, take any action or fail to take any action that would reasonably be expected to prevent the transactions contemplated by this Agreement.

4.4 Covenants Of ADOS

ADGS hereby covenants and agrees:

(a) to perform all obligations required or desirable to be performed by it or its subsidiaries under this Agreement, to co-operate with QOEG in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i) use all reasonable efforts to obtain the requisite approvals of the ADGS Shareholders;

(ii) apply for and use all reasonable efforts to obtain all Regulatory Approvals relating to ADGS, as the case may be, or any of its subsidiaries and other approvals, consents or waivers of Governmental Entities required or desirable as soon as practicable in connection with the transactions contemplated by this Agreement and, in doing so, to keep QOEG reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining the Regulatory Approvals and other approvals, consents and waivers, including, but not limited to, (A) consulting with QOEG the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give QOEG the opportunity to attend and participate in such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement, (B) providing QOEG with copies of all related applications and notifications, in draft form, in order for QOEG to provide its reasonable comments, and (C) providing QOEG with copies of all material correspondence relating to the Regulatory Approvals;

(iii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv) use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to ADGS which may adversely affect the ability of the party to consummate the transactions contemplated hereby;

(v) effect all necessary registrations, filings and submissions of information required by Governmental Entities from ADGS or its subsidiaries relating to the Arrangement Section in this Agreement;

(vi) use its reasonable best efforts to obtain all necessary waivers, consents and approvals required to be obtained by ADGS or any of its respective subsidiaries, as the case may be, in connection with the transactions contemplated by this Agreement from other parties to any material loan agreements, leases or other material contracts;

(vii) reserve for issuance, as required, ADGS Shares in connection with the transactions contemplated by this Agreement (including upon exercise of options or convertible securities, if applicable) consistent with the provisions of the Support Agreement;

(viii) cause the articles of Exchangeco or QOEG to be amended to, among other things, create the Exchangeable Shares, and otherwise to reflect the transactions contemplated by this Agreement; and

(ix) take all necessary actions for ADGS, Exchangeco or Callco, as the case may be, to be in a position to deliver ADGS Common Shares upon the exchange from time to time of the Exchangeable Shares;

(b) until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of QOEG to any deviation therefrom, which shall not be unreasonably withheld or delayed; (ii) with respect to any matters which were disclosed by ADGS to QOEG in writing; or (iii) with respect to any matter contemplated by this Agreement, including the transactions involving the businesses of QOEG and ADGS contemplated hereby, ADGS will, and will cause its subsidiaries to:

(i) not split, consolidate or reclassify any of the outstanding ADGS Common Shares, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding ADGS Common Shares, other than the normal and customary dividends on ADGS Common Shares (except for a stock split contemplated to be put before the holders of ADGS Common Shares at the next ordinary general meeting for their approval);

(ii) not reorganize, amalgamate or merge ADGS with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition or other transaction would reasonably be expected to prevent or materially delay the transactions contemplated; and

(iii) promptly advise QOEG orally and in writing:

(A) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of ADGS contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B) of any Material Adverse Change in respect of ADGS; and

(C) of any material breach by ADGS of any covenant or agreement contained in this Agreement.

(d) to not take any action or fail to take any action that would reasonably be expected to prevent the transactions contemplated by this Agreement;

(e) ADGS shall not take any action which could reasonably be expected to prevent the exchange by Canadian resident holders of QOEG Common Shares for Exchangeable Shares from being treated as a tax deferred transaction for purposes of the Canadian Tax Act to holders who are otherwise eligible for such treatment;

(f) the ADGS Common Shares to be issued upon the exchange from time to time of the Exchangeable Shares will, in all cases, be duly and validly issued by ADGS on their respective dates of issue as fully paid and non-assessable securities;

4.5 Covenants Regarding Non-Solicitation

(a) QOEG shall not, directly or indirectly, through any officer or director of QOEG or any of its subsidiaries, and shall use its reasonable best efforts to cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, lawyer or accountant) not to(i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal or (iv) accept or enter into any agreement, arrangement or understanding related to any Acquisition Proposal. Notwithstanding the preceding part of this Section 4.5(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of QOEG from complying with QOEG’s disclosure obligations under applicable Laws with regard to an Acquisition Proposal or from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to Section 4.5(c) (but, subject to Section 4.6, not approve, recommend, accept or enter into any agreement, arrangement or understanding), regarding an unsolicited bona fide written Acquisition Proposal (A) in respect of which any required financing has been demonstrated to the satisfaction of the Board of Directors of QOEG, acting in good faith, to be reasonably likely to be obtained, (B) that did not otherwise result from a breach of this Section 4.5, and (C) which the Board of Directors of QOEG has determined in good faith, after consultation with financial advisors and with outside counsel, is a Superior Proposal. QOEG shall, and shall cause the officers, directors, employees, representatives and agents of QOEG and its subsidiaries to, cease immediately all current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and request the return or destruction of all confidential information provided in connection therewith.

(b) QOEG shall forthwith notify ADGS, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to QOEGE or any QOEG Material Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of QOEG or any QOEG Material Subsidiary by any Person that informs QOEG or such QOEG Material Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry, contact, discussions or negotiations as ADGS may reasonably request. QOEG shall keep ADGS informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry.

(c) If QOEG receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and QOEG is permitted, subject to and as contemplated under the second sentence of Section 4.5(a), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of QOEG may, subject to the execution by such Person of a confidentiality agreement containing employee non-solicitation and standstill provisions substantially similar to those contained in the confidentiality agreement then in effect between QOEG and ADGS, provide such Person with access to information regarding QOEG; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not, except subject to Section 4.6(d), any material amendment thereto) and provided further that QOEG sends a copy of any such confidentiality agreement to ADGS promptly upon its execution and ADGS is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(d) QOEG shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.6, and it shall be responsible for any breach of this Section 4.5 by its and its subsidiaries’ officers, directors, employees, representatives or agents.

4.6 Notice of Superior Proposal Determination

(a) Notwithstanding Sections 4.5(a), (b) and (c), but subject to ADGS’s rights under Sections 6.3(c)(iii) and 6.4,QOEG may accept, approve or recommend or enter into any agreement, understanding or arrangement in respect of an unsolicited Superior Proposal if, and only if: (i) it has provided ADGS with a copy of the Superior Proposal document; and (ii) five Business Days shall have elapsed from the later of the date ADGS received written notice advising ADGS that QOEG’s Board of Directors has resolved, subject only to compliance with this Section 4.6, to accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal and the date ADGS received a copy of such Superior Proposal. Any information provided by QOEG to ADGS pursuant to this Section 4.6 or pursuant to Section 4.5 shall constitute “Information” under Section 4.7(b).

(b) During such five Business Day period, QOEG agrees that ADGS shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of QOEG will review any offer by ADGS to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties (but without regard to any requirement for approval or further approval by ADGS’s Shareholders), whether ADGS’s offer upon acceptance by QOEG would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors of QOEG so determines, it will enter into an amended agreement with ADGS reflecting ADGS’s amended proposal. If the Board of Directors of QOEG continues to believe, in good faith, after consultation with its financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal (without regard to any requirement for approval or further approval by ADGS’s Shareholders) and therefore rejects ADGS’s amended proposal, QOEG may approve, recommend, accept or enter into an agreement, understanding or arrangement with respect to the Superior Proposal provided that such acceptance or agreement does not obligate QOEG or any other Person to seek to interfere with the completion of the Agreement or impose any “break-up”, “hello” or other fees or options or rights to acquire assets or securities, or any other obligations that would survive the Effective Date, on QOEG or any subsidiary unless and until this Agreement is terminated in accordance with its terms. In addition, in such circumstances, QOEG may proceed with such approvals, consents, filings of or required by Governmental Entities and such other Persons as QOEG shall consider appropriate in order to consummate such Superior Proposal, provided that such activity does not interfere with the completion of the Agreement.

(c) Nothing contained in this Section 4.6 shall limit in any way the obligation of QOEG to convene and hold the QOEG Meeting.

(d) QOEG acknowledges and agrees that each successive material amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of Section 4.6(a) to initiate an additional five Business Day notice period.

4.7 Access to Information

(a) Subject to Section 4.7(b) and applicable Laws, upon reasonable notice, QOEG shall (and shall cause each of its subsidiaries to) afford ADGS’s officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its and its subsidiaries’ properties, books, contracts and records as well as to its management personnel, and, during such period, QOEG shall (and shall cause each of its subsidiaries to) furnish promptly to ADGS all information concerning QOEG’s and its subsidiaries’ businesses, properties and personnel as ADGS may reasonably request. Subject to Section 4.7(b) and applicable Laws, upon reasonable notice, ADGS shall afford QOEG’s Representatives the opportunity, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or termination of this Agreement, to speak to appropriate management personnel as QOEG may reasonably request, without materially interfering with their other responsibilities, provided that all such conversations shall impose upon QOEG confidentiality obligations equivalent to those applicable to ADGS under the Confidentiality Agreement, mutatis mutandis.

(b) Each of ADGS and QOEG acknowledges that certain information provided to it under Section 4.7(a) above will be non-public and/or proprietary in nature (the “Information”) and will be kept confidential by both parties.

4.8 Closing Matters

Each of ADOS and QOEO shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, resolutions and other closing documents as may be required by the other party hereto, acting reasonably.

4.9 Indemnification

(a) ADGS agrees that all rights to indemnification or exculpation now existing in favour of the directors or officers of QOEG or any subsidiary as provided in the articles or by-laws thereof shall survive the Agreement and shall continue in full force and effect for a period of not less than six years from the Effective Time and ADGS hereby assumes, effective upon consummation of the Agreement, all such liability with respect to any matters arising prior to the Effective Time.

(b) There shall be maintained in effect, for not less than six years from the Effective Time, to the extent obtainable on reasonable commercial terms, coverage substantially equivalent to that in effect under the current policies of the directors’ and officers’ liability insurance maintained by QOEO or any of its subsidiaries, as the case may be, which is no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Effective Time.

ARTICLE 5

CONDITIONS

5.1 Mutual Conditions Precedent

The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of ADOS and QOEO:

(a) the Arrangement in this Agreement shall have been approved at the QOEO Meeting by not less than two-thirds of the votes cast by the QOEO Shareholders who are represented at the QOEG Meeting;

(b) the ADOS Resolution shall have been approved at the ADOS Meeting by not less than two-thirds of the votes cast by the ADOS Shareholders who are represented at the ADOS Meeting;

(c) there shall not be in force any final and non-appealable injunction, order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement.

(d) this Agreement shall not have been terminated pursuant to Article 6;

(e) the ADGS Common Shares to be issued in connection with the Arrangement Section in this Agreement and such other ADGS Common Shares to be reserved for issuance in connection with the Arrangement Section in this Agreement (including those underlying ADGS Common Shares to be issued from time to time upon the exchange of Exchangeable Shares) shall have been approved for listing on the OTC Market, such listing to be effective as of the Effective Time, subject to the filing of required documentation, notice of issuance and/or other usual Requirements;

(f) the Regulatory Approvals shall have been obtained or satisfied on terms and conditions satisfactory to ADGS and QOEG (but only insofar as it would directly affect QOEG shareholders), acting reasonably, and in connection therewith ADGS shall have regard to the magnitude of the transaction; and

(g) other than the Regulatory Approvals, all consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would constitute a criminal offense, or would have a Material Adverse Effect on ADGS or QOEG, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on ADGS and/or QOEG; there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity: (i) seeking to prohibit or restrict the acquisition by ADGS or any of its subsidiaries of any QOEG Common Shares, seeking to restrain or prohibit the consummation of the Agreement or seeking to obtain from QOEG or ADGS any damages directly or indirectly in connection with the Agreement, (ii) seeking to prohibit or materially limit the ownership or operation by ADGS or any of its subsidiaries of any material portion of the business or assets of QOEG or any of its subsidiaries or to compel ADGS or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of QOEG or any of its subsidiaries, (iii) seeking to impose limitations on the ability of ADGS or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any QOEG Common Shares, including the right to vote the QOEG Common Shares purchased by them on all matters properly presented to the shareholders of QOEG, (iv) seeking to prohibit ADGS or any of its subsidiaries from effectively controlling in any material respect the business or operations of QOEG or any of its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on QOEG or ADGS.

5.2 Additional Conditions Precedent to the Obligations of ADGS

The obligations of ADGS to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for ADGS’s exclusive benefit and may be waived by ADOS):

(a) all covenants of QOEG under this Agreement to be performed on or before the Effective Date shall have been duly performed by QOEG in all material respects;

(b) the representations and warranties of QOEG shall have been true and correct on the date hereof;

(c) the representations and warranties of QOEG shall be true and correct in all material respects (except where already qualified as to materiality or the absence of a Material Adverse Effect) as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and ADGS shall have received a certificate of QOEG addressed to ADGS and dated the Effective Date, signed on behalf of QOEG by two senior executive officers of QOEG (on QOEG’s behalf and without personal liability), confirming the same as at the Effective Date;

(d) the Board of Directors of QOEG shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by QOEG and the subsidiaries to permit the consummation of the Agreement;

(e) between the date hereof and the Effective Date, there shall not have occurred, in the judgment of ADGS, acting reasonably, a Material Adverse Change to QOEG;

(f) the holders of QOEG Common Shares representing in excess of 5% of the outstanding QOEG Common Shares shall not have exercised dissent or similar rights in connection with the Agreement.

(g) the Board of Directors of QOEG shall have made and shall not have modified or amended, in any material respect, prior to the QOEG Meeting, an affirmative recommendation that the holders of the QOEG Common Shares approve the Agreement;

ADGS may not rely on the failure to satisfy any of the above conditions precedent if the condition precedent would have been satisfied but for a material default by ADGS in complying with their obligations hereunder.

5.3 Additional Conditions Precedent to the Obligations of QOEG

The obligations of QOEG to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of QOEG and may be waived by QOEG):

(a) all covenants of ADGS under this Agreement to be performed on or before the Effective Date shall have been duly performed by ADGS in all material respects;

(b) all representations and warranties of ADGS under this Agreement shall have been true and correct on the date hereof;

(c) the representations and warranties of ADGS shall be true and correct in all material respects (except where already qualified as to materiality or the absence of a Material Adverse Effect) as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and QOEG shall have received a certificate of ADGS addressed to QOEG and dated the Effective Date, signed on behalf of ADGS by two senior executive officers of ADGS (on ADGS’s behalf and without personal liability), confirming the same as at the Effective Date;

(d) the Board of Directors of ADGS shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by ADGS to permit the consummation of the Agreement and the provision of ADGS Common Shares upon the exchange from time to time of the Exchangeable Shares;

(e) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to ADGS;

(t) the Board of Directors of ADGS shall have made and shall not have modified or amended, in any material respect, prior to the ADGS Meeting, an affirmative recommendation that the holders of the ADGS Common Shares approve the ADGS Proposal;

QOEG may not rely on the failure to satisfy any of the above conditions precedent if the condition precedent would have been satisfied but for a material default by QOEG in complying with its obligations hereunder.

5.4 Notice and Cure Provisions

ADGS and QOEG will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a) cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate on the date hereof or on the Effective Date; or

(b) result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

5.5 Satisfaction of Conditions

The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of ADGS and QOEG, a certified statement stating that the arrangement in this agreement has been executed successfully, signed by both of ADGS and QOEG.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1 Amendment

This Agreement may, at any time and from time to time before or after the holding of the QOEG Meeting or the ADGS Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, subject to applicable Laws, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or

(d) waive compliance with or modify any conditions precedent herein contained.

provided, however, that any such change, waiver or modification does not invalidate any required security holder approval of the Agreement.

6.2 Mutual Understanding Regarding Amendments.

(a) The parties will continue, from and after August 31, 2020 and through and including the Effective Date, to use their respective reasonable efforts to maximize present and future financial and tax planning opportunities for the shareholders of QOEG, and for ADGS and for QOEG as and to the extent that the same shall not prejudice any party or its security holders. The parties will ensure that such planning activities do not impede the progress of the arrangement in this agreement in any material way.

(b) The parties agree that if ADGS or QOEG, as the case may be, propose any amendment or amendments to this Agreement, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with ADGS or QOEG, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders. Without limiting the generality of the foregoing, ADGS shall, acting reasonably, consider in good faith any proposal from QOEG made within 7 Business Days hereof regarding the attributes of the Exchangeable Shares and ancillary rights, but the decision to modify any of such attributes shall be in the sole discretion of ADGS.

6.3 Termination

(a) If any condition contained in Sections 5.1 or 5.2 is not satisfied at or before the Effective Date to the satisfaction of ADGS, then ADGS may, subject to Section 5.4 and to Section 5.2, by notice to QOEG terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided, including under Section 6.4), but without detracting from the rights of ADGS arising from any breach by QOEG but for which the condition would have been satisfied.

(b) If any condition contained in Sections 5.1 or 5.3 is not satisfied at or before the Effective Date to the satisfaction of QOEG, then QOEG may, subject to Section 5.4 and to Section 5.3, by notice to ADGS terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided, including under Section 6.4), but without detracting from the rights of QOEG arising from any breach by ADGS but for which the condition would have been satisfied.

(c) This Agreement may be terminated at any time prior to the Effective Date, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented at the ADGS Meeting or the QOEG Meeting:

(i) by the mutual agreement of QOEG and ADGS (for greater certainty, without further action on the part of the QOEG Shareholders or the ADGS Shareholders if terminated after the holding of the QOEG Meeting or the ADGS Meeting, as applicable);

(ii) by either QOEG or ADGS if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any injunction, order or decree enjoining any ADGS or QOEG from consummating the transactions contemplated by this Agreement is entered by a court of competent jurisdiction and such injunction, order or decree shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 6.3(c)(ii) shall not be available to the party seeking to terminate if any action of such party or its affiliates or the failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in such impediment to the Closing having been imposed or having failed to be lifted;

(iii) by ADGS if(A) the Board of Directors of QOEG shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to ADGS its approval or recommendation of this Agreement (unless ADOS has suffered a Material Adverse Change or ADGS shall have made a misrepresentation at the date hereof or breached a covenant under this Agreement in such a manner that, taking into account Sections 5.3 and 5.4, QOEG would be entitled to rely on the failure of a condition set forth in Sections 5.3(a), (b) or (e) as a reason not to complete the Agreement), or (B) the Board of Directors of QOEG shall have approved or recommended any Acquisition Proposal;

(iv) by QOEG if (A) the Board of Directors of ADOS shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to QOEG its approval or recommendation of this Agreement or the transactions contemplated by this Agreement or (B) the Board of Directors of ADGS shall have approved or recommended any ADGS Acquisition Proposal;

(v) by QOEO or ADOS if the QOEO Shareholder approval shall not have been obtained by reason of the failure to obtain the vote at the QOEG Meeting or any adjournment thereof at which the vote was taken;

(vi) by ADGS or QOEG if the ADGS Resolution shall not have been obtained by reason of the failure to obtain the required vote at the ADGS Meeting or any adjournment thereof at which the vote was taken; or

(vii) by QOEG if a ADGS Acquisition Proposal is consummated;

in each case, prior to the Effective Date.

(d) If the Effective Date does not occur on or prior to the Date of Dec. 31, 2020, then, unless otherwise agreed in writing by the parties, this Agreement shall terminate, either party may unilaterally extend this Date upon written notice to the other party prior to the Effective Date, in which case this Date shall be deemed for all purposes to be a new date, provided that the right to terminate this Agreement pursuant to this Section 6.3(d) shall not be available to the party seeking to terminate if any action of such party or its affiliates or the failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in the conditions contained in Sections 5.1 and Section 5.2 or 5.3 (as applicable) not having been satisfied prior to the Date of Dec. 31, 2020.

(e) If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.3, no party shall have any further liability to perform its obligations hereunder except as provided in Section 6.4 and as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 6.3(e) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

6.4 Break and Other Fees; Option

(a) If:

(i) ADGS shall terminate this Agreement pursuant to Section 6.3(c)(iii);or

(ii) either QOEG or ADGS shall terminate this Agreement pursuant to Section 6.3(a) or (b) as a result of the failure to satisfy the conditions specified in either Section 5.1(a) or Section 5.1(b) in circumstances where the requisite QOEG Shareholder approval has not been obtained at the QOEG Meeting, and an Acquisition Proposal has been made by any person other than ADGS prior to the QOEG Meeting;

then in any such case QOEG shall pay to ADGS US$10,000 in immediately available funds to an account designated by ADGS. Such payment shall be due (A) in the case of a termination specified in clause (i), within one Business Day after written notice of termination by ADGS or (B) in the case of a termination specified in clause (ii), within one Business Day after written notice of termination by either ADGS or prior to written notice of termination by QOEG, respectively. QOEG shall not be obligated to make more than one payment pursuant to this Section 6.4(a).

(b) If the holders of the QOEG Common Shares shall fail to approve the Arrangement in this Agreement (unless ADGS shall have suffered a Material Adverse Change or ADGS shall have made a misrepresentation at the date hereof or breached a covenant under this Agreement in such a manner that, taking into account Sections 5.3 and 5.4, QOEG would be entitled to rely on the failure of a condition set forth in Sections 5.3(a), (b) or (e) as a reason not to complete the Arrangement in this Agreement) at the QOEG Meeting, then, except in the circumstances contemplated in Section 6.4(a) above, on the first Business Day following the termination of this Agreement as a result thereof, QOEG shall pay to ADGS US$10,000 as payment in full of ADGS’s out-of-pocket costs and expenses in connection with the transaction contemplated by this Agreement in immediately available funds to an account designated by ADGS.

(c) If the ADGS Shareholders shall fail to approve the ADGS Resolution put forward for approval (unless QOEG shall have suffered a Material Adverse Change or QOEG shall have made a misrepresentation at the date hereof or breached a covenant under this Agreement in such a manner that, taking into account Section 5.4, ADGS would be entitled to rely on the failure of a condition set forth in Sections 5.2(a), (b) or (f) as a reason not to complete the Arrangement in this Agreement) at the ADGS Meeting, then, except in the circumstances contemplated in Section 6.4(a) above, on the first Business Day following the termination of this Agreement as a result thereof, ADGS shall pay to QOEG US$10,000 as payment in full of QOEG’s out-of-pocket costs and expenses in connection with the transaction contemplated by this Agreement in immediately available funds to an account designated by QOEG.

6.5 Remedies

The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, then on-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

ARTICLE 7

GENERAL

7.1 Notices

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by confirmed telecopy, in each case addressed to the particular party at:

(a) If to ADGS, at:

ADGS Advisory Inc.

#306- 650 Highway 7 East

Richmond Hill, ONT L4B2N7

Canada

Attention:

Xijin WU

(b) If to QOEG, at:

Quality Online Education Group Inc.

#306- 650 Highway 7 East

Richmond Hill, ONT L4B2N7

Canada

Attention:

Xu Ye WU

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

7.2 Assignment

No party hereto may assign its rights or obligations under this Agreement, except that ADGS may assign all or part of its rights or obligations, without reducing its own obligations hereunder, to a wholly-owned subsidiary.

7.3 Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and no third party shall have any rights hereunder.

7.4 Waiver and Modification

QOEG and ADGS may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent. No waiver of any provisions of this Agreement shall constitute a waiver of any other provision nor shall any such waiver constitute a continuous waiver unless otherwise expressly provided.

7.5 No Personal Liability

No director or officer of ADGS shall have any personal liability whatsoever to QOEG under this Agreement, or any other document delivered on behalf of ADGS.

No director or officer of QOEG shall have any personal liability whatsoever to ADGS under this Agreement, or any other document delivered on behalf of QOEG.

7.6 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

7.7 Expenses

(a) Subject to Section 6.4, the parties agree that all out-of-pocket expenses of the parties relating to the Agreement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

(b) QOEG represents and warrants to ADGS that, except to those have been disclosed previously, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from QOEG or any subsidiary of QOEG in connection with the transactions contemplated hereby or by the Agreement.

7.8 Public Statements

ADGS and QOEG agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly the news release in the agreed form with respect to this Agreement as soon as practicable following the execution of this Agreement. ADGS and QOEG also agree to consult with each other in preparing and making any filings and communications in connection with any Regulatory Approvals or other regulatory approvals and in seeking any third party consents under leases, joint ventures or other agreements.

7.9 Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

7.10 Time of Essence

Time shall be of the essence in this Agreement.

7.11 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.12 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Merger Agreement as of the date first written above.

ADGS Advisory Inc.

By:	/s/ Xijin WU
Name: Xijin WU
Title: CEO

Quality Online Education Group Inc.

By:	/s/ Xu Ye WU
Name: Xu Ye WU
Title: President

Schedule A

Exchangeable Share Provision

[To be Inserted]

Schedule B

Support Agreement

[To be Inserted]

Schedule C

Retraction Request

[To be Inserted]